Exhibit 99.2

FOR IMMEDIATE RELEASE

AGILYSYS, INC. SIGNS DEFINITIVE AGREEMENT
TO ACQUIRE KYRUS CORPORATION

•	Establishes Agilysys as a Leader in the Retail Solutions and Services Business

•	Expected to Increase Annual Revenues by 10%, or $130 Million, and be Accretive to Fiscal 2004 Earnings

•	Purchase Price of $31 Million with Significant Synergies

Cleveland, OH – September 16, 2003 – Agilysys, Inc. (NASDAQ: AGYS), formerly Pioneer-Standard Electronics (NASDAQ: PIOS), a leading provider of enterprise computer solutions, announced today that it has signed a definitive agreement to acquire Kyrus Corporation, a privately held company headquartered in Greenville, South Carolina. Kyrus is a leading provider of retail solutions and services nationwide. The purchase price is approximately $31 million, which will be funded by cash. The acquisition is expected to close on or around September 30, 2003, subject to, among other things, the satisfaction of customary closing conditions.

“This acquisition is another step in the execution of our strategic plan,” said Arthur Rhein, chairman, president and chief executive officer, Agilysys. “The Kyrus acquisition opens up a new market, expands our customer base, increases our service offerings and provides access to additional products. The addition of Kyrus strengthens our reputation as a leading source of enterprise computer solutions across a diverse set of industries.”

“Kyrus is pleased to be joining the Agilysys organization,” said Tim Roberson, chairman, Kyrus. “The significant resources they provide, coupled with our extensive industry knowledge and expertise, will further enhance the combined organization’s offerings to the retail market.”

As an IBM® Master Distributor and Premier Business Partner, Kyrus is the leading provider of IBM retail sales solutions, offering hardware and software products that ensure continuous retail operations. Kyrus also has an extensive professional services organization with technology consulting, software customization, staging, implementation, hardware and software maintenance and 24/7 support service capabilities. In addition, Agilysys can now make these products and services available to its existing partners and customers.

“This combination of one of our Premier IBM Business Partners in the Retail Industry with one of our largest IBM Enterprise Server, Storage and Software partners will provide our customers with even stronger solution offerings and breadth of support,” said Dan Fortin, vice president, Business Partners, IBM Americas.

“I am very excited by the new opportunities that the combined organizations will afford our partners and customers,” said Pete Coleman, executive vice president sales, Agilysys. “They will be able to leverage the companies’ respective market leadership positions, excellent relationship with IBM and enhanced product offerings.”

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“Kyrus is an excellent opportunity with strategic value for Agilysys,” said Martin Ellis, executive vice president for corporate development, Agilysys. “Furthermore, there are significant business and cost synergies, which means expenses can be reduced as the overall business is built.”

Based on anticipated annual revenues of $130 million coupled with the synergies between the two organizations, the acquisition is expected to be accretive to fiscal 2004 earnings per share. Further information on the contribution of Kyrus to fiscal 2004 earnings will be provided after the close of the transaction. Agilysys will assume or retire all of Kyrus’ existing debt of approximately $20 million. Under the terms of the agreement, $2.5 million will be held in escrow.

Conference Call Information

Agilysys will host an investor conference call on Tuesday, September 16, at 11:30 A.M., Eastern Time. To participate, dial 412-858-4600 and ask for the Agilysys call. The call will also be broadcast live, via the Internet, and will be accessible on the investor relations page of Agilysys’ Web site: www.agilysys.com. You may also listen to a taped replay of the conference call by dialing 877-344-7529 or 412-858-1440 (account #622 for conference call #327114) beginning at 1:30 p.m., ET, Tuesday, September 16, 2003, until midnight ET, Wednesday, September 24, 2003.

About Kyrus Corporation

Kyrus is a leading provider of retail solutions and services nationwide. The Company offers a wide range of services and solutions nationwide across four major market segments: supermarket, chain drug, general retail and hospitality. Kyrus provides technology consulting, software development, staging, implementation, and a 24-hour Support Center. Kyrus is an IBM Premier Business Partner and Solution Provider. To learn more about Kyrus visit the company’s website at www.kyrus.com.

About Agilysys, Inc.

Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions from HP, IBM and Oracle, as well as other leading manufacturers. The Company has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the Company’s website at www.agilysys.com.

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Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to important factors that could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ anticipated revenue gains, margin improvements, cost savings and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys and Kyrus competitors, changes in economic or industry conditions or in the markets served by Agilysys and Kyrus and the ability to complete and appropriately integrate the Kyrus acquisition as well as other acquisitions, strategic alliances and joint ventures.

Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons will be able to obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development Agilysys, Inc. 440-720-8682

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